Exhibit 99.2

AMENDMENT TO

RESTRICTED STOCK UNITS AGREEMENT

(June 8, 2012)

This Amendment to Restricted Stock Units Agreement (the “Amendment”) is made and entered into on December 18, 2012 by and between Casey’s General Stores, Inc. (the “Company”) and Robert J. Myers (the “Participant”), pursuant to the Casey’s General Stores, Inc. 2009 Stock Incentive Plan (the “Plan”).

WHEREAS, the Company and the Participant are parties to a Restricted Stock Units Agreement made and entered into on June 8, 2012 (the “Original Agreement”), pursuant to which the Participant was awarded 5,649 restricted stock units under the Plan, subject to Participant’s continued employment through June 8, 2015;

WHEREAS, the Compensation Committee of the Board of Directors of the Company has authorized an amendment of the vesting provision applicable to the foregoing award, as described herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Amendment of Section 4. Section 4 of the Original Agreement, entitled “Vesting of Units”, is hereby amended to delete the existing text of said Section 4 and to substitute therefore the following:

4. Vesting of Units. The Units will vest and become “Vested Units” as of June 8, 2015, provided that the Participant shall either (i) remain in continued employment through the Vesting Date, or (ii) if retired from such employment, remains in compliance with the terms of Participant’s Employment Agreement with the Company, dated April 16, 2010.

Despite any other provisions of this Agreement, if the Participant’s employment terminates because of the death or disability of the Participant, the Units that otherwise would not be vested as of the date of termination shall vest and become Vested Units as of that date.

Section 2. Ratification. All other provisions of the Original Agreement are hereby ratified, confirmed and accepted, and shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

CASEY’S GENERAL STORES, INC.

		By:	/s/ Terry Handley
Terry Handley, Chief Operating Officer
ATTEST:

By:	/s/ Brian J. Johnson
Brian J. Johnson, Vice President – Finance and Corporate Secretary

By:	/s/ Robert J. Myers
Robert J. Myers

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